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News Release
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For Further Information:

Eileen M. Connolly                                        Tom Gailey
AT&T                                                      Lenfest/Suburban Cable
908-221-6731                                              610-650-1130

LaRae Marsik
AT&T Broadband & Internet Services
720-875-5273

                 AT&T TO ACQUIRE REMAINING 50 PERCENT OF LENFEST

FOR IMMEDIATE RELEASE: TUESDAY, MAY 4, 1999
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         NEW YORK - AT&T and Lenfest Communications, Inc. (LCI) announced today that they have signed an agreement for AT&T to acquire the remaining 50 percent interest in LCI not already owned by AT&T. LCI is owned equally by AT&T and the Lenfest family. LCI has approximately 1.5 million customers in the greater Philadelphia area.

         AT&T has agreed to a stock purchase of the remaining ownership interest, anticipating an exchange of AT&T stock for the Lenfest family's 50 percent interest in LCI. While additional terms of the agreement were not disclosed, at closing AT&T expects to issue, based on current value, approximately 43 million shares of AT&T common stock to the Lenfest family, once the transaction receives the necessary legal and regulatory approvals. The LCI cable assets will be part of AT&T's Broadband & Internet Services (BIS) unit, headed by Leo J. Hindery, Jr., President & CEO.

         LCI is the leading cable television operator in the greater Philadelphia market, and is a valuable addition to the AT&T footprint to provide competitive local telecommunications services to customers across the country.

         LCI's holdings include: the wholly-owned Suburban Cable, serving approximately 1.1 million customers; a 50 percent interest in Garden State Cablevision, L.P., serving approximately 214,000 customers in the Cherry Hill, New Jersey area; a 45 percent interest in Raystay Company (with an agreement to purchase the remaining interest later this year), serving approximately 60,000 customers in Cumberland and Franklin Counties of Pennsylvania; a 30 percent interest in Susquehanna Cable Company, serving approximately 170,000 customers primarily in areas of York and Williamsport, Pennsylvania and a 30 percent interest in Clearview Partners, serving approximately 10,000 customers in south central Pennsylvania and Maryland.



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         "We are extremely pleased to work with Gerry Lenfest's talented team at
Suburban Cable to bring a wide variety of competitive local services to customers in the Philadelphia community," said Mr. Hindery. "We look forward to serving these communities with AT&T's advanced telecommunications services, and we are grateful for Gerry's years of exceptional stewardship."

         "I couldn't be more proud of the company that the employees of Suburban Cable have built into the second largest cable cluster in the United States," said Gerry Lenfest, President and CEO of LCI. "Little did I believe when we acquired our first cable system with 7,600 customers in 1974 that we would now serve more than one million customers in Pennsylvania, New Jersey and Delaware. I am proud of the dedicated employees that have made our growth possible, and I am tremendously excited about this new direction, and the future that AT&T Broadband & Internet Services is pursuing. The challenges of the cable industry as it changes from one-way delivery of television to the new digital age of two-way communication with video, voice and data belong to a well-resourced and multi-faceted company, and I could not be more pleased to turn the task of meeting this challenge over to AT&T Broadband & Internet services under the leadership of Leo Hindery."

         Lenfest Communications is a diversified entertainment and communications company. Its principal subsidiary, Suburban Cable, serves more than 1.1 million customers in southeastern Pennsylvania, southern New Jersey and northern Delaware. Other subsidiaries include cable advertising firm Radius Communications, cable marketing firm StarNet, both located in West Chester, Pennsylvania, news programmer Tri-State Media and telemarketing firm TeleStar. Lenfest Communications is headquartered in Oaks, Pennsylvania. Additional information is available at www.suburbancable.com
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